[LETTERHEAD FOR PEAT MARWICK LLP]




                  Independent Accountant's Consent


We consent to incorporation by reference in the registration statement filed on Form S-4 of SFX Broadcasting, Inc. of our report dated March 29, 1996 relating to the balance sheets of Prism Radio Partners L.P. as of December 31, 1995 and 1994, and the related statements of operations, partners' cap ital and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in SFX Broadcasting, Inc.'s Form 8-K dated May 9, 1996, and to the reference to our firm appearing under the heading "Experts" in the registration statement.


                                      /s/ KPMG Peat Marwick LLP



Phoenix, Arizona
July 12, 1996